                                                             File Number 70-9737

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM U-1
                                 Amendment No. 1
                        FORM U-1 APPLICATION/DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                    Vermont Yankee Nuclear Power Corporation
                               185 Old Ferry Road
                              Brattleboro, VT 05703

                                National Grid USA
                                25 Research Drive
                              Westborough, MA 01582

                             National Grid Group plc
                               15 Marylebone Road
                                 London NW1 5JD
                                 United Kingdom

                       National Grid (US) Holdings Limited
                         National Grid (US) Investments
                               National Grid House
                                Kirby Corner Road
                                Coventry CV4 8JY
                                 United Kingdom

                        National Grid (Ireland) 1 Limited
                        National Grid (Ireland) 2 Limited
                             8-10 rue Mathias Hardt
                                   Luxembourg

                        National Grid General Partnership
                                 Oliver Building
                           2 Oliver Street, 8th Floor
                                Boston, MA 02109

                               Northeast Utilities
                                107 Selden Street
                                Berlin, CT 06037

                    (Names and principal offices of companies
                             filing this statement)

                                National Grid USA

                             National Grid Group plc

                               Northeast Utilities

                   (Names of top registered holding companies)

      The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

Bruce W. Wiggett, Treasurer                  Hemmie Chang, Esq.
Vermont Yankee Nuclear Power Corp.           Ropes & Gray
185 Old Ferry Road                           One International Place
Brattleboro, VT  05703                       Boston, MA  02110

Kirk L. Ramsauer, Esq.                       Jeffrey Miller, Esq.
National Grid USA Service Company, Inc.      Northeast Utilities Service Company
25 Research Drive                            107 Selden Street
Westborough, MA  01582                       Berlin, CT  06037

Nancy S. Malmquist, Esq.
Downs, Rachlin & Martin
90 Prospect Street
St. Johnsbury, VT  05819-0099

     Vermont Yankee Nuclear Power Corporation, National Grid USA, National Grid Group plc, and Northeast Utilities hereby withdraw the Application/Declaration, filed August 17, 2000, under the above referenced file number, effective April 18, 2001.
                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Amendment No. 1 to the Application/Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

                                   VERMONT YANKEE NUCLEAR POWER CORPORATION

                                   By: /s/ Bruce W. Wiggett
                                       Name:  Bruce W. Wiggett
                                       Title: Vice President, Finance
                                              and Treasurer

                                   NATIONAL GRID USA

                                   By: /s/ Kirk L. Ramsauer
                                       Name:  Kirk L. Ramsauer
                                       Title:  Deputy General Counsel

                                   NATIONAL GRID GROUP PLC

                                   By: /s/ Jonathan M.G. Carlton
                                       Name:  Jonathan M.G. Carlton
                                       Title:  Authorized Signer

                                   NORTHEAST UTILITIES

                                   By: /s/ Randy A. Shoop
                                       Name:  Randy A. Shoop
                                       Title:  Assistant Treasurer - Finance